EXHIBIT 2.1













                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                           THERMO CARDIOSYSTEMS INC.,

                              ITC ACQUISITION INC.,

                          THERMO ELECTRON CORPORATION,

                                ITC HOLDINGS INC.

                                       AND

                      INTERNATIONAL TECHNIDYNE CORPORATION

                          _____________________________

                             Dated as of May 2, 1997
                          _____________________________




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                                TABLE OF CONTENTS

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             SECTION 1 - THE REORGANIZATION                    1

                   1.1  The Merger                             1
                   1.2  Effective Time                         1
                   1.3  Closing                                1
                   1.4  Effects of the Merger                  2
                   1.5  Certificate of Incorporation
                        and By-Laws                            2
                   1.6  Directors and Officers                 2
                   1.7  Conversion of Stock                    2
                   1.8  Payment for ITC Common Stock           3
                   1.9  Adjustments                            3
                   1.10 Lost Certificates                      4
                   1.11 No Fractional Shares                   4

             SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                       THERMO, HOLDINGS AND ITC                4

                   2.1  Organization and Qualification         4
                   2.2  Authority                              5
                   2.3  Capitalization and Title to Shares     6
                   2.4  Subsidiaries and Other Affiliates      6
                   2.5  Financial Statements                   7
                   2.6  Absence of Undisclosed Liabilities;
                        No Dealings with Affiliates            7
                   2.7  Taxes                                  8
                   2.8  Properties                             8
                   2.9  Hazardous Materials                    9
                   2.10 Accounts Receivable                    9
                   2.11 Inventories                           10
                   2.12 Purchase and Sale Commitments         10
                   2.13 Governmental Authorizations           10
                   2.14 Intellectual Property                 11
                   2.15 FDA                                   11
                   2.16 Insurance                             12
                   2.17 Employee Benefit Plans                12
                   2.18 Agreements and Documents              13
                   2.19 Validity                              14
                   2.20 No Changes                            14
                   2.21 Litigation or Proceedings             16
                   2.22 Compliance with Laws                  16
                   2.23 Labor Matters                         16
                   2.24 Recalls                               16
                   2.25 Brokers and Finders                   17
                   2.26 Powers of Attorney                    17
                   2.27 No Termination of Relationship        17
                   2.28 All Information                       17
                   2.29 Statements True and Correct           17


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             SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
                   CARDIO AND ACQUISITION                      17

                   3.1  Organization                           17
                   3.2  Authority                              17
                   3.3  Statements True and Correct            18

             SECTION 4 - COVENANTS AND AGREEMENTS              18

                   4.1  Conduct of Business                    18
                   4.2  Corporate Examinations and
                        Investigations                         20
                   4.3  Expenses                               20
                   4.4  Authorization from Others              21
                   4.5  Consummation of Agreement              21
                   4.6  Further Assurances                     21
                   4.7  Tax-Free Reorganization                21
                   4.8  Listing of Shares                      21
                   4.9  Public Announcements and
                        Confidentiality                        21
                   4.10 No Solicitation                        22
                   4.11 Indemnification                        22
                   4.12 Participation in Employee
                        Benefit Plans                          23

             SECTION 5 - CONDITIONS PRECEDENT TO THE
                   OBLIGATIONS OF CARDIO AND ACQUISITION
                   TO CONSUMMATE THE MERGER                    23

                   5.1  Representations, Warranties and
                        Covenants                              23
                   5.2  Fairness Opinion                       23
                   5.3  Certificate of Merger                  23
                   5.4  Certificates                           24

             SECTION 6 - CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF THERMO, HOLDINGS AND ITC
                   TO CONSUMMATE THE MERGER                    24

                   6.1  Representations, Warranties and
                        Covenants                              24
                   6.2  Certificate of Merger                  24
                   6.3  Certificates                           24

             SECTION 7 - TERMINATION, AMENDMENT AND WAIVER     24

                   7.1  Termination                            24
                   7.2  Effect of Termination                  25
                   7.3  Amendment                              25
                   7.4  Waiver                                 25

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             SECTION 8 - MISCELLANEOUS                         25

                   8.1  Notices                                25
                   8.2  Survival and Materiality
                        of Representations                     26
                   8.3  Entire Agreement                       27
                   8.4  Parties in Interest                    27
                   8.5  No Implied Rights or Remedies          27
                   8.6  Headings                               27
                   8.7  Severability                           27
                   8.8  Counterparts                           27
                   8.9  Further Assurances                     27
                   8.10 Governing Law                          27



































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                      AGREEMENT AND PLAN OF REORGANIZATION


             THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of May 2, 1997 is among Thermo Cardiosystems Inc. ("Cardio"), a Massachusetts corporation, ITC Acquisition Inc. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Cardio, Thermo Electron Corporation ("Thermo"), a Delaware corporation, ITC Holdings Inc. ("Holdings"), a Delaware corporation and an indirect wholly-owned subsidiary of Thermo, and International Technidyne Corporation ("ITC"), a Delaware corporation and a wholly-owned subsidiary of Holdings. Holdings owns no assets other than 100% of the issued and outstanding capital stock of ITC. The parties wish to effect the acquisition of ITC by Cardio through a merger of Acquisition with and into ITC on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of
        Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

             Accordingly, in consideration of the foregoing and the mutual representations and covenants contained herein, the parties hereto agree as follows:


                         SECTION 1 - THE REORGANIZATION

             1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Acquisition shall be merged with and into ITC (the "Merger"). The Merger shall occur at the Effective Time (as defined in Section 1.2). Following the Merger, ITC shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

             1.2 Effective Time. As soon as practicable after the execution of this Agreement and satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 251(c) of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time").

             1.3 Closing. Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all

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        conditions to the Merger.  The date on which the Closing occurs is referred to herein as the "Closing Date."

             1.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

             1.5  Certificate of Incorporation and By-Laws.  The
        Certificate of Incorporation and By- laws of Acquisition, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation immediately after the Effective Time.

             1.6 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

             1.7  Conversion of Stock.

                  At the Effective Time, by virtue of the Merger and without any action on the part of Cardio, Acquisition, Thermo, Holdings or ITC:

                  (a) All shares of common stock, having no par value, of ITC ("ITC Common Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by ITC as treasury stock or shares held by any subsidiary of ITC and (B) shares owned beneficially by Cardio, Acquisition or any other subsidiary of Cardio, (the "ITC Shares") shall be converted into and become the right to receive 3,355,705 shares (the "Cardio Shares") of common stock, $.10 par value per share, of Cardio ("Cardio Common Stock"). The Cardio Shares are referred to herein as the "Merger Consideration."

                  (b) All shares of ITC Common Stock held at the Effective Time by ITC as treasury stock or by a subsidiary of ITC shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

                  (c) All shares of ITC Common Stock owned beneficially at the Effective Time by Cardio, Acquisition or any other subsidiary of Cardio shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

                  (d) Each share of the common stock, $0.01 par value per share, of Acquisition ("Acquisition Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

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             1.8  Payment for ITC Common Stock.

                  (a) At the Effective Time, the stock transfer books of ITC shall be closed and no transfers of ITC Common Stock may be made thereafter. Promptly after the later of (i) the listing of the Cardio Shares for trading on the American Stock Exchange, Inc. ("AMEX"), as contemplated by Section 4.8 below, and (ii) the proper surrender by Holdings of such certificates representing the ITC Shares, Cardio shall cause its stock transfer agent to issue and deliver to Holdings a certificate for the Cardio Shares. It shall be a condition of such payment and delivery that the surrendered certificate(s) be properly endorsed or otherwise in proper form for transfer and that Holdings shall pay any transfer or other taxes required by reason of such payment or delivery or establish, to the satisfaction of Cardio and the Surviving Corporation that such tax has been paid or is not applicable. The date on which all of the conditions to the issuance of the certificate representing the Cardio Shares shall have been met is referred to hereinafter as the "Payment Date."

                  (b) Notwithstanding the provisions of subsection (a) of this Section 1.8, in the event that, notwithstanding Cardio's best efforts to obtain the approval of its stockholders of the listing of the Cardio Shares for trading on AMEX on or before December 31, 1997, then, on December 31, 1997, Cardio will pay to Holdings the sum of $75,000,000 in cash in lieu of issuing the Cardio Shares.

             1.9  Adjustments.

                  (a) In the event Cardio shall declare, pay, make or effect between the date of this Agreement and the Payment Date,
        (i) any stock dividend or other distribution in respect of the Cardio Common Stock payable in shares of capital stock of Cardio,
        (ii) any stock split or other subdivision of outstanding shares of Cardio Common Stock into a larger number of shares, (iii) any combination of outstanding shares of Cardio Common Stock into a smaller number of shares, (iv) any reclassification of Cardio Common Stock into other shares of capital stock or securities, or
        (v) any exchange of the outstanding shares of Cardio Common Stock, in connection with a merger or consolidation of Cardio or sale by Cardio of all or part of its assets, for a different number or class of shares of stock or securities of Cardio or for the share of the capital stock or other securities of any other corporation, appropriate adjustment shall be made in the number of Cardio Shares to be issued in connection with the Merger as may be required to put Holdings in the same position as if the record date, with respect to any such transaction or transactions which shall so occur, had been immediately after the Payment Date, or otherwise to carry out the intents and purposes of this Agreement.

                  (b) In the event Cardio shall declare, pay, make or effect between the date of this Agreement and the Payment Date

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        any dividend or other distribution in respect of the Cardio
        Common Stock payable in cash or other property other than in shares of capital stock of Cardio, then the Cardio Shares to be issued in connection with the Merger shall be deemed to be outstanding as of the record date with respect to any such dividend or distribution, and the cash or other property otherwise payable or distributable to Holdings with respect to such Cardio Shares shall be held by Cardio for the benefit of Holdings; and Cardio shall take all actions reasonably necessary to prevent such cash or other property from being or becoming subject to any lien, security interest or other encumbrance not for the benefit of Holdings. Upon the issuance of the Cardio Shares to Holdings pursuant to Section 1.8(a) above, such cash or other property shall likewise be distributed by Cardio to Holdings. In no event shall Holdings be entitled to receive interest on such dividends or distributions. In the event that Cardio pays Holdings cash consideration pursuant to Section 1.8(b) above, then such cash or other property held by Cardio on behalf of Holdings shall not be paid or distributed to Holdings and Holdings shall have no further interest therein or claim thereto.

             1.10 Lost Certificates. In the event any certificate representing Holdings' ITC Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Holdings, Cardio shall issue in exchange for such lost, stolen or destroyed certificate the consideration payable in exchange therefor pursuant to this Section 1.

             1.11 No Fractional Shares. No certificates representing fractional Cardio Shares shall be issued upon the surrender for exchange of the ITC Shares. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of a fractional share, Holdings will receive upon surrender of the ITC Shares an amount in cash (without interest) determined by multiplying such fraction by $22.35.


                 SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                            THERMO, HOLDINGS AND ITC

             Except as set forth on the disclosure schedule delivered to Cardio on the date hereof (the "ITC Disclosure Schedule"), Thermo, Holdings and ITC, jointly and severally, represent and warrant to Cardio and Acquisition as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

             2.1  Organization and Qualification.

                  (a) Each of Thermo, Holdings and ITC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to

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        carry on its business as now being and as heretofore conducted.
        Each of Thermo, Holdings and ITC is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a material adverse effect on the assets, properties, business, results of operations, condition (financial or otherwise) or prospects of ITC (the "Business of ITC").

                  (b) Holdings and ITC have previously provided to Cardio true and complete copies of their charter and By-laws as in effect on the date hereof, and neither of such corporations is in default thereunder.

             2.2 Authority. Each of Thermo, Holdings and ITC has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the filing of the Certificate of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Thermo, Holdings and ITC. This Agreement has been duly and validly executed and delivered by each of Thermo, Holdings and ITC and constitutes the valid and binding obligation of Thermo, Holdings and ITC, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Certificate of Merger nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Thermo, Holdings or ITC, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of Thermo, Holdings or ITC is a party or by which any of Thermo, Holdings or ITC or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Thermo, Holdings or ITC or any of their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Thermo's, Holdings' or ITC's assets; or (iv) entitle any employee to severance or other payments by ITC or create any other obligation to an employee. Except for the filing of the Certificate of Merger and approval by the Department of Environmental Protection & Energy of the State of New Jersey (the "NJDEP") pursuant to the Industrial Site Recovery Act ("ISRA"), no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Thermo, Holdings and ITC or the consummation of the transactions contemplated hereby.

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             2.3  Capitalization and Title to Shares.

                  (a) The authorized capital stock of ITC consists of 200,000 shares of ITC Common Stock, of which 153,700 shares are issued and outstanding as of the date hereof. Holdings is the record and beneficial owner of all of such issued and outstanding shares. All of the issued and outstanding shares of the capital stock of ITC are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

                  (b) Except as set forth above, there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of ITC authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating ITC to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of ITC. To the knowledge of Thermo, Holdings and ITC, there are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of ITC. The books and records of ITC, including without limitation the books of account, minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the business and affairs of ITC.

             2.4  Subsidiaries and Other Affiliates.

                  (a) The ITC Disclosure Schedule sets forth all Subsidiaries of ITC and the jurisdiction in which each is incorporated. All shares of the capital stock of each Subsidiary owned by ITC are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation or other legal entity of which a party to this Agreement owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors and representations, warranties and covenants referring to ITC contained herein shall be deemed to mean ITC and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

                  (b) There are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of any Subsidiary of ITC authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating any Subsidiary of ITC to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or

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        understandings with respect to the voting of the capital stock of any Subsidiary of ITC.

                  (c) Except for its Subsidiaries, ITC does not, directly or indirectly, own any material equity interest in any corporation, partnership, joint venture or other entity.

             2.5 Financial Statements. ITC has delivered to Cardio prior to the execution of this Agreement true and complete copies of: the unaudited consolidated balance sheet of ITC as at March 29, 1997 (the "Balance Sheet"), ITC's unaudited consolidated statements of earnings and cash flows for the three-month period ended March 29, 1997, ITC's unaudited consolidated balance sheet as at December 28, 1996 and unaudited consolidated statements of earnings and cash flows for the year ended December 28, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of ITC and fairly present the financial condition, results of operations, and cash flows of ITC as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years subject, in the case of the unaudited Financial Statements, to normal year-end adjustments and footnote disclosures, which in the aggregate are not material.

             2.6 Absence of Undisclosed Liabilities; No Dealings with Affiliates. As of the date of the Balance Sheet, ITC had no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed on the Balance Sheet that were not adequately reflected or reserved against on the Balance Sheet. ITC has no liabilities of the type required to be reflected or disclosed on a balance sheet in accordance with generally accepted accounting principles, other than liabilities
        (i) adequately reflected or reserved against on the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice,
        (iii) that would not, in the aggregate, have a material adverse effect on the Business of ITC, or (iv) disclosed in this Agreement. ITC does not have any contractual arrangement with or commitment to or from any of its stockholders, officers, management, directors or employees (or their family members) other than such as may have been entered into in the normal course of employment, including, without limiting the generality of the foregoing, being directly or indirectly a joint investor or coventurer with respect to, or owner, lessor, lessee, licenser or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, ITC.
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             2.7  Taxes.  ITC has accurately prepared and duly and
        timely filed all federal, state, local or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "Taxes"), and to the extent the liabilities of ITC for Taxes have not been fully discharged, adequate reserves have been established on the Balance Sheet. None of the federal, state, local or foreign Tax returns of ITC has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes. ITC is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof, and there are no claims pending or, to the best of its knowledge, threatened, against ITC for past due Taxes. All Taxes incurred but not yet due have been fully accrued on the books of ITC or full reserves have been established therefor; the reserves indicated on the Balance Sheet are also adequate to cover all Taxes that may become payable by ITC in future periods in respect of any transactions or sales occurring on or prior to the date of the Balance Sheet. Without limiting the generality of the foregoing, ITC has withheld or collected from each payment made to each of its employees, consultants or non-U.S. payees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

             2.8 Properties. Except as set forth on the ITC Disclosure Schedule, ITC owns and has good title to all of the assets and properties reflected as owned by it on the Balance Sheet or acquired by ITC since the date of the Balance Sheet (except personal property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), free and clear of any lien, claim or other encumbrance, except for (i) the liens, claims or other encumbrances reflected on the Balance Sheet, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Balance Sheet, (iii) liens, claims or other encumbrances securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iv) liens for taxes not yet delinquent and (v) liens, claims, other encumbrances or defects in title that, in the aggregate, are not material to the Business of ITC. ITC owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of ITC, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of its business in accordance with past practices and ITC has not received notice that any of such property is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.
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             2.9  Hazardous Materials.

                  (a) ITC has previously made available to Cardio a true and correct list of all Hazardous Materials (as hereinafter defined) generated, used, handled or stored by ITC, the proper disposal of which will require any material expenditure by ITC. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable environmental law at any site owned or premises leased by ITC during the period of ITC's ownership or lease that could have a material adverse effect on the Business of ITC. Nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period in violation of common law or any applicable environmental law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a material adverse effect on the Business of ITC. For purposes of this Agreement, "Hazardous Material" means any medical waste, flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances," "hazardous materials," "solid waste" or "toxic substances" under any applicable laws or ordinances relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting, petroleum products, and all rules and regulations promulgated pursuant to any such laws and ordinances.

                  (b) ITC has previously made available to Cardio copies of all documents concerning any environmental or health and safety matter that could have a material adverse effect on the Business of ITC, if any, and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental authority regarding the foregoing.

             2.10 Accounts Receivable. All accounts and notes receivable of ITC shown on the Balance Sheet and all accounts and notes receivable acquired by ITC subsequent to the date of the Balance Sheet have arisen in the ordinary course of business and have been collected, or are in the process of collection and are collectible in the ordinary course of business and in any event within nine months from the Closing Date, in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Balance Sheet with respect to the accounts and notes receivable shown thereon, or set up consistent with past practice on the books of ITC with respect to the accounts and notes receivable acquired subsequent to the date of the Balance Sheet.
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
             2.11 Inventories.  All Inventories (as defined below) of
        ITC are of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below- standard quality, all of which are in the aggregate immaterial to the Business of ITC. Items included in such Inventories are carried on the books of ITC, and are valued on the Balance Sheet, at the lower of cost or market. The value of obsolete materials and materials of below-standard quality or quantity has been written down on ITC's books of account to realizable market value. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by ITC for manufacturing, assembly, processing, finishing, sale or resale to others, from time to time in the ordinary course of business of ITC in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining or the like.

             2.12 Purchase and Sale Commitments. No outstanding purchase commitments by ITC are in excess of the normal, ordinary and usual requirements of ITC, and the aggregate of the contract prices to which ITC has agreed in any outstanding purchase commitments is not so excessive when compared with current market prices for the relevant commodities or services that a material loss is likely to result. No outstanding sales commitment by ITC obligates ITC to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to ITC. There are no suppliers to ITC of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

             2.13 Governmental Authorizations. ITC has all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders (collectively "Permits") material to the Business of ITC. Such Permits constitute all the permits which are required under all applicable local, state, federal or foreign laws and regulations for the operation of the Business of ITC. All such Permits are presently in full force and effect, ITC is in compliance with the requirements thereof, no suspension or cancellation of any of them is threatened so far as is known to ITC, and, except for the ISRA approval referred to in Section 2.2 above, the Merger will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after the Merger, the consent or approval of any party to, or any other person or governmental authority having jurisdiction of, any such Permit. ITC has no knowledge of any fact or circumstance which would prevent, limit or restrict it from continuing to operate its business in the present manner, and no new requirements pertaining to the manner of operating its business have been issued or announced by any governmental authority during the past year nor are there any

                                       10PAGE
        disputes pending between ITC and any governmental authority relating to ITC's operations as presently being conducted or actively considered. ITC has furnished or made available to Cardio all reports and applications filed by it with any governmental authority in the last three years.

             2.14 Intellectual Property. ITC owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, know-how and processes necessary for the conduct of its businesses as now conducted (collectively, the "Proprietary Rights"). A list of all such copyrights, trademarks, tradenames and patents, and all applications therefor, has been furnished or made available to Cardio. ITC is not aware of any claim by any third party that the Business of ITC as currently conducted or proposed to be conducted infringes upon the unlicensed Proprietary Rights of others, nor has ITC received any notice or claim from any third party of such infringement by ITC. ITC is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of ITC. ITC has the right to use, free and clear of claims or rights of others, all customer lists and computer software material to its business as presently conducted. To the best knowledge of ITC, none of the activities of the employees of ITC on behalf of ITC violates any agreements or arrangements which any such employees have with former employers in a way which is materially adverse to the Business of ITC.

             2.15 FDA. For purposes of this Section 2.15, the term "Products" shall mean the Hemachron 400, 401, 800 and 801 instruments; the Activated Clotting Time, Low Range ACT, Activated Partial Thromboplastin Time, Prothrombin Time, Thrombin Time, HeparinNeutralizing Thrombin Time, Protamine Dose Assay, RxDx, HDTT, d-Dimer, Quality Control and the Superserum Reagent tests performed with such instruments; each formulation of each such test; the Quality Control Products for such instruments and tests; the Branded Heparin and Protamine Diagnostic/Therapeutic Systems for use with such instruments; the Cyclone Microhematocrit Testing Instrument and the Surgicutt, Tenderfoot and Tenderlett incision devices and Surgicutt Bleeding Time Blotter Paper; and all other products sold by ITC. ITC, and each Product in current commercial distribution except the Surgicutt Bleeding Time Blotter Paper, is currently duly registered (in case of ITC) and listed (in case of each such Product) with the Federal Food and Drug Administration ("FDA") under Section 360 of the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), and the applicable rules and regulations thereunder. Each Product in current commercial distribution except Tenderlett (which is a Class I medical device) and the Surgicutt Bleeding Time Blotter Paper (which is not a medical device) is a Class II medical device as defined under 21 U.S.C. 360c (a)(l)(B) and the applicable rules and regulations thereunder and was first

                                       11PAGE
        marketed under, and is covered by, a premarket notification submission to the FDA in compliance with 21 U.S.C. 360(k) and the applicable rules and regulations thereunder and each such submission is in full force and effect and has been modified and amended, if at all, as required by the FDC Act and applicable rules and regulations thereunder. Each Product in current commercial distribution is manufactured, prepared, assembled and processed in compliance with Good Manufacturing Practice for Medical Devices set forth in 21 CFR Part 820. ITC is in full compliance with the recordkeeping and FDA reporting requirements for Medical Devices Reporting set forth in 21 CFR Part 803. The premises of ITC and its records relating to the Products were most recently inspected by the FDA on September 10-13, 1996, and a true and complete copy of the report of such inspection has been furnished to Cardio. No deficiencies were noted therein. Since September 13, 1996, the FDA has not inspected such premises and records. ITC is not subject to any enforcement proceedings by the FDA and, to the best of its knowledge, no proceedings have been threatened. ITC has not introduced in commercial distribution during the period of six calendar years immediately preceding the date hereof any products which were upon their shipment by ITC adulterated or misbranded in violation of 21 U.S.C. 331.

             2.16 Insurance. ITC is not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, is current in the payment of all premiums due on such insurance and has not failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. ITC maintains insurance on all of its assets and its business (including products liability insurance) from insurers which to its knowledge are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. No basis exists which would jeopardize the coverage under any such insurance. No such insurance will be terminated or cancelled by reason of the execution, delivery and performance of this Agreement, the filing of the Certificate of Merger or the consummation of the transactions contemplated hereby. ITC has previously furnished or made available to Cardio all policies of general liability, fire, title or other forms of insurance held by ITC and a description of all claims pending thereunder other than health or dental insurance claims.

             2.17 Employee Benefit Plans.

                  (a) ITC has made available or furnished to Cardio true and complete copies of each pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees, including both those that do and do not constitute employee benefit plans within the meaning of Section

                                       12PAGE

        3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained or contributed to by ITC, Thermo or Holdings for the benefit of ITC's employees or retirees (each, a "Plan").

                  (b) Except as set forth on the ITC Disclosure
        Schedule, (i) each such Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA is being operated and administered in compliance with Section 401(a) of the Code, a favorable determination letter has been obtained from the Internal Revenue Service (the "IRS") for such Plan, and there is no accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, with respect to such Plan; (ii) there has been no non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or
        Section 4975 of the Code involving the assets of any Plan nor any "reportable event" within the meaning of Section 4043 of ERISA with respect to any Plan; (iii) all required employer contributions to such Plan have been made (or, in the case of contributions not yet due, have been accrued on the Balance Sheet); (iv) ITC has made available to Cardio as to each such Plan a true and correct copy of (w) the annual report (Form 5500) filed with the IRS for each of the three most recent plan years,
        (x) each plan, trust agreement, group annuity contract and insurance contract, if any, relating to such Plan, (y) each actuarial report prepared for each of the last three years for each Plan and (z) each summary plan description distributed to participants in each Plan and each summary of material modifications to each Plan (as defined in ERISA); and (v) each such Plan is, and at all relevant times has been, in compliance with ERISA, the Code and the terms of such Plan. Neither ITC, Thermo nor any Subsidiary of Thermo has ever participated in a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

                  (c) Except as set forth on the ITC Disclosure
        Schedule, ITC has no obligation to provide any welfare benefits to retired or former employees other than continuation of welfare benefits as required by applicable law.

                  (d) ITC has no liability under or with respect to any employee benefit plans or arrangements that it no longer maintains or in which it no longer participates.

             2.18 Agreements and Documents. ITC has previously furnished or made available to Cardio true, correct and complete copies of each document that is referred to or otherwise related to any of the following items referred to in this Section 2.18:

                  (a) each document related to interests in real property owned, leased or otherwise used or claimed by ITC;

                  (b) (i) each agreement of ITC made in the ordinary course of business which involves aggregate future payments by or

                                       13PAGE
        to ITC of more than one hundred fifty thousand dollars ($150,000) in the case of payments to ITC (including current firm purchase orders for ITC products), seventy five thousand dollars ($75,000) in the case of payments by ITC, or any agreement made in the ordinary course of business whose term extends beyond one year after the date hereof; (ii) each agreement containing any covenant restricting the freedom of ITC to compete in any line of business or with any person; and (iii) each agreement of ITC not made in the ordinary course of business which is or was to be performed after the date hereof;

                  (c) all employment or similar compensation agreements of ITC which may not be terminated by ITC without penalty within thirty days after the Closing;

                  (d) all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of ITC (or applying to ITC) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof;

                  (e) all labor unions or other organizations representing, purporting to represent or attempting to represent any employees of ITC, and all collective bargaining agreements of ITC with any labor unions or other representatives or employees;

                  (f) each agreement or other instrument or arrangement defining the terms on which any indebtedness of ITC (or a guarantee by ITC of indebtedness) is or may be issued; and

                  (g) the names and addresses of all banks in which ITC has accounts or lines of credit, and with respect to each such account or line of credit, the names of all persons authorized to drawn thereon.

                  ITC is not a party to any oral contract or agreement which would be required to have been furnished or made available to Cardio under this Section 2.18 had such contract or agreement been committed to writing.

             2.19 Validity. There is no default or claimed or purported or alleged default, or basis on which with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of any party (including ITC) to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section
        2.18 or otherwise in this Agreement.

             2.20 No Changes. Since the date of the Balance Sheet there has not been:
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
                  (a) any material adverse change in the Business of ITC;

                  (b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business of ITC;

                  (c) any declaration, setting aside or payment of any dividend, or other distribution, in respect of ITC's capital stock or any direct or indirect redemption, purchase or other acquisition of such stock;

                  (d) any option to purchase ITC's capital stock granted to any person, or any employment or deferred compensation agreement entered into between ITC and any of its stockholders, officers, directors, employees or consultants;

                  (e) any issuance or sale by ITC of any stock, bonds or other corporate securities, or any partial or complete formation, acquisition, disposition or liquidation of ITC;

                  (f) any labor union activity (including without limitation any negotiation, or request for negotiation, with respect to any union representation or any labor contract) respecting ITC;

                  (g) any statute, rule or regulation, or, to the best of ITC's knowledge, any government policy, adopted which may materially and adversely affect the Business of ITC;

                  (h) any mortgage, lien, attachment, pledge, encumbrance or security interest created on any asset, tangible or intangible, of ITC, or assumed, either by ITC or by others, with respect to any such assets;

                  (i) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction (except that reflected in this Agreement) engaged in, by ITC, except those in the ordinary course of business that are individually, or in the aggregate to one group of related parties, less than ten thousand dollars ($10,000);

                  (j) any obligation or liability discharged or satisfied by ITC, except items included in current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business which are individually, or in the aggregate to one group of related parties, less than ten thousand dollars ($10,000) in amount;

                  (k) any sale, assignment, lease, transfer or other disposition of any tangible asset of ITC, except in the ordinary course of business, or any sale, assignment, lease, transfer or

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
        other disposition of any of its patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

                  (l) any amendment, termination or waiver of any material right belonging to ITC;

                  (m) any increase in the compensation or benefits payable or to become payable by ITC to any of its officers or employees;

                  (n) any transaction or contract with Thermo; or

                  (o) any other action or omission by ITC, or the passage of any resolution, other than in the ordinary course of business.

             2.21 Litigation or Proceedings. ITC is not engaged in, or a party to, or, to the best of Thermo's, Holdings' or ITC's knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which ITC is a party by or with any court, arbitrator or governmental authority affecting the Business of ITC.

             2.22 Compliance with Laws. ITC (i) has not been and is not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental or other federal, state, local or, to the best of its knowledge, foreign, law, ordinance, regulation, rule, order or governmental policy applicable to the Business of ITC; (ii) has not received any complaint from any governmental authority, and to the best knowledge of ITC, none is threatened, alleging that ITC has violated any such law, ordinance, regulation, rule, order or governmental policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of ITC (whether leased or owned) by condemnation or right of eminent domain and, to the best knowledge of ITC, no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect the Business of ITC.

             2.23 Labor Matters. There are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints pending or, to the best of ITC's knowledge, threatened against ITC or between ITC and any of its employees.

             2.24 Recalls. There is no basis for the recall, withdrawal or suspension of any approval by any governmental authority with

                                       16PAGE
        respect to any product sold or proposed to be sold by ITC. None of ITC's products is subject to any recall proceedings and to the best of its knowledge no such proceedings have been threatened. No product of ITC has ever been recalled.

             2.25 Brokers and Finders. Neither ITC, Holdings nor Thermo has employed any broker, agent or finder or incurred any liability on behalf of ITC or for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

             2.26 Powers of Attorney. ITC has no powers of attorney or similar authorizations outstanding.

             2.27 No Termination of Relationship. As of the date hereof, Thermo, Holdings and ITC are unaware, and have no reason to expect, that any relationship between ITC and a distributor, customer, supplier, lender, employee or other person will be terminated or adversely affected as a result of the Merger.

             2.28 All Information. Cardio has been furnished in writing prior to the execution of this Agreement all information as to the Business of ITC material to a reasonable buyer's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

             2.29 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of Thermo, Holdings or ITC pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                 SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
                             CARDIO AND ACQUISITION

             Cardio and Acquisition, jointly and severally, represent and warrant to Thermo, Holdings and ITC as follows.

             3.1  Organization.   Each of Cardio and Acquisition is a
        corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. All outstanding shares of Acquisition capital stock are owned by Cardio, free and clear of any charges, liens, encumbrances, security interests or adverse claims.

             3.2 Authority. Each of Cardio and Acquisition has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of

                                       17PAGE
        this Agreement, the filing of the Certificate of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Cardio and Acquisition. This Agreement has been duly and validly executed and delivered by each of Cardio and Acquisition and constitutes the valid and binding obligation of Cardio and Acquisition, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Certificate of Merger nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Articles of Organization or By-laws of Cardio, as amended, or Certificate of Incorporation or By-laws of Acquisition, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Cardio or Acquisition is a party or by which Cardio or Acquisition or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Cardio or Acquisition or any of their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Cardio's or Acquisition's assets. Except for the filing of the Certificate of Merger, the listing of the Cardio Shares for trading on the AMEX and approval of the NJDEP pursuant to ISRA, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Cardio and Acquisition or the consummation of the transactions contemplated hereby.

             3.3 Statements True and Correct. The statements contained herein or in any written documents prepared and delivered by or on behalf of Cardio or Acquisition pursuant to the terms hereof are true, complete and correct in all material respects, and such documents do not omit any material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                      SECTION 4 - COVENANTS AND AGREEMENTS

             4.1 Conduct of Business. Except with the prior written consent of Cardio, which will not be unreasonably withheld or delayed, and except as otherwise contemplated herein, during the period from the date hereof to the Effective Time, Thermo, Holdings and ITC shall observe the following covenants:

                  (a) Affirmative Covenants Pending Closing. Thermo, Holdings and ITC shall:

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
                      (i)  Preservation of Personnel.  Use all
        reasonable efforts to preserve intact ITC's business organization and keep available the services of ITC's present employees, in each case in accordance with past practice, it being understood that ITC's termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                      (ii) Insurance. Use all reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies applicable to ITC in coverage amounts not less than those in effect at the date of this Agreement;

                      (iii) Preservation of the Business; Maintenance of Properties. Use all reasonable efforts to preserve the Business of ITC, advertise, promote and market its products and services in accordance with past practices over the last twelve months, keep its properties intact, preserve its goodwill, maintain all physical properties in such operating condition as will permit the conduct of ITC's business on a basis consistent with past practice;

                      (iv)  Intellectual Property Rights.  Use all
        reasonable efforts to preserve and protect ITC's Proprietary
        Rights; and

                      (v) Ordinary Course of Business. Operate ITC's business solely in the ordinary course.

                  (b) Negative Covenants Pending Closing. Thermo, Holdings and ITC will not:

                      (i) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of ITC's assets other than sales or transfers in the ordinary course of business or the creation of liens under existing arrangements disclosed hereunder and liens permitted under
        Section 2.8;

                      (ii) Liabilities. Permit ITC to (A) incur any obligation or liability other than in the ordinary course of business, (B) incur any indebtedness for borrowed money in excess of $100,000 or (C) enter into any contracts or commitments involving payments by ITC of $100,000 or more other than purchase orders and commitments for inventory, materials and supplies in the ordinary course of business;

                      (iii)  Compensation.  Except as required by
        applicable law or any existing employment or severance agreement,
        (A) change the compensation or fringe benefits of any ITC officer, director, employee or agent, except for ordinary merit increases for employees other than officers based on periodic reviews in accordance with past practices, or (B) enter into or modify any employment, severance or other agreement with any

                                       19PAGE
        officer, director or employee of ITC or any benefit plan (it being understood that ITC's hiring of at will employees in the ordinary course of business shall not constitute a violation of this covenant) or (C) enter into or modify any agreement with any consultant, except for agreements terminable upon not more than one year's notice that are consistent with ITC's past practices with respect to consulting agreements.

                      (iv)  Capital Stock.  Make any change in the
        number of shares of ITC's capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of ITC's capital stock, or declare or pay any dividend or other distribution with respect to any shares of ITC's capital stock, or sell or transfer any shares of its capital stock;

                      (v) Charter and By-Laws. Amend the Certificate of Incorporation or By-laws of ITC;

                      (vi) Acquisitions. Make any material acquisition of property other than in the ordinary course of the Business of ITC;

                      (vii) License Agreements. Enter into or modify any license, technology development or technology transfer agreement between ITC and any other person or entity.

             4.2 Corporate Examinations and Investigations. Prior to the Effective Time, Cardio shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of ITC, as is reasonably necessary or appropriate in connection with its investigation of ITC with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of ITC's business and each party shall cooperate fully therein. No investigation by Cardio shall diminish or obviate any of the representations, warranties, covenants or agreements of Thermo, Holdings or ITC contained in this Agreement. In order that Cardio may have full opportunity to make such investigation, Holdings and ITC shall furnish the representatives of Cardio with all such information and copies of such documents concerning its affairs as Cardio may reasonably request and cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Cardio's representatives in connection with such investigation.

             4.3 Expenses. Whether or not the Merger is consummated, Cardio, Thermo, Holdings and ITC shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

                                       20PAGE

             4.4 Authorization from Others. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

             4.5 Consummation of Agreement. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

             4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

             4.7 Tax-Free Reorganization. Cardio, Acquisition, Thermo, Holdings and ITC agree that no party shall take any action directly or indirectly that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

             4.8 Listing of Shares. Promptly after the Effective Date, Cardio shall take all action necessary in accordance with applicable law to convene a meeting of its stockholders to be held for the purpose of approving the listing of the Cardio Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. ITC acknowledges and agrees that such meeting may be held subsequent to Cardio's 1997 annual meeting. In connection with such meeting, Cardio's Board of Directors shall recommend to the Cardio stockholders the approval of the listing of the Cardio Shares pursuant to this Agreement. Cardio shall use all reasonable efforts to obtain all votes and approvals of the Cardio stockholders necessary for the listing of the Cardio Shares and all related matters under the Massachusetts Business Corporation Law, and its Articles of Organization and By-laws. Thermedics Inc. ("Thermedics"), a Massachusetts corporation, subsidiary of Thermo and stockholder of Cardio, hereby agrees to vote all of the shares of Cardio Common Stock held by it as of the record date of any such meeting in favor of the listing of the Cardio Shares and all such related matters.

             4.9 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Cardio and ITC, which

                                       21PAGE
        approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

             4.10 No Solicitation.  Thermo, Holdings and ITC will not
        (i) solicit or initiate discussions with any person, other than Cardio, relating to the possible acquisition of ITC or all or a material portion of the assets or any of the capital stock of ITC or any merger or other business combination with ITC (an "Acquisition Transaction") or (ii) except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction. Thermo, Holdings and ITC agree to inform Cardio within one business day of its receipt of any offer, proposal or inquiry relating to any Acquisition Transaction.

             4.11 Indemnification.

                  (a) Right to Indemnification. Cardio and Thermo (as the case may be, the "Indemnitee") shall be indemnified on its respective demand made to the other (the "Indemnitor") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

                      (i)  the inaccuracy of any representation or
             warranty made by the Indemnitor in or pursuant to this Agreement; and

                      (ii) any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

        For the purpose of this Section 4.11, (a) references to Cardio shall be deemed to mean Cardio and Acquisition and references to Thermo shall be deemed to mean Thermo and Holdings; (b) the term "damages" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and (c) damages shall not include any amounts for which the Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

                                       22PAGE

                  (b) Indemnification Procedures. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4.11. The Indemnitor shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

                  (c) Limitations on Indemnification. Cardio's and Thermo's rights to be indemnified pursuant to Section 4.11 shall survive the Effective Date of this Agreement indefinitely.

             4.12 Participation in Employee Benefit Plans. Thermo, Holdings and ITC will take whatever actions may be required to continue in effect without interruption the participation of ITC in the employee benefit plans in which ITC is participating as of the Effective Date, until such time as ITC may choose not to participate in those plans.


             SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 CARDIO AND ACQUISITION TO CONSUMMATE THE MERGER

             The obligation of Cardio and Acquisition to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

             5.1 Representations, Warranties and Covenants. The representations and warranties of Thermo, Holdings and ITC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the Business of ITC since the date hereof. Thermo, Holdings and ITC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time and shall have obtained all required consents and approvals. Thermo, Holdings and ITC shall have delivered to Cardio a certificate, dated the Effective Time, to the foregoing effect.

             5.2 Fairness Opinion. Cardio shall have received an opinion from Cazenove Incorporated, in form and substance satisfactory to Cardio, stating that the terms of the Merger are fair to Cardio from a financial point of view.

             5.3 Certificate of Merger. ITC shall have executed and delivered the Certificate of Merger.

                                       23PAGE

             5.4 Certificates. Thermo, Holdings and ITC shall have furnished Cardio and Acquisition with such certificates of public officials and of Thermo, Holdings and ITC officers as may be reasonably requested by Cardio and Acquisition.


          SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THERMO, HOLDINGS AND ITC TO CONSUMMATE THE MERGER

             The obligation of Thermo, Holdings and ITC to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

             6.1 Representations, Warranties and Covenants. The representations and warranties of Cardio and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement) and there shall not have been any material adverse change in the Business of Cardio since the date hereof. Cardio shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time and shall have obtained all required consents and approvals. Cardio and Acquisition shall have delivered to ITC a certificate, dated the Effective Time, to the foregoing effect.

             6.2 Certificate of Merger. Acquisition shall have executed and delivered the Certificate of Merger.

             6.3 Certificates. Cardio and Acquisition shall have furnished Thermo, Holdings and ITC with such certificates of public officials and of Cardio and Acquisition officers as may be reasonably requested by Thermo and ITC.


                  SECTION 7 - TERMINATION, AMENDMENT AND WAIVER

             7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

                  (a) by Thermo upon written notice to Cardio if Cardio or Acquisition has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from ITC;

                  (b) by Cardio upon written notice to Thermo if Thermo, Holdings or ITC has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Cardio;
                                       24PAGE

                  (c) by either party if any court of competent jurisdiction or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or

                  (d) at any time with the written consent of Thermo and Cardio.

             7.2 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party, its directors, officers or stockholders, other than the provisions of this Section 7.2, Section 4.3 relating to expenses and Section 4.9 relating to publicity and confidentiality to the extent provided therein. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination.

             7.3 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

             7.4 Waiver. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.


                            SECTION 8 - MISCELLANEOUS

             8.1 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Thermedics, Cardio or Acquisition:

                      Thermedics Inc.
                      470 Wildwood Street
                      Woburn, Massachusetts  01888
                      Attention:  President

                                       25PAGE

                      Thermo Cardiosystems Inc.
                      470 Wildwood Street
                      Woburn, Massachusetts  01888
                      Attention:  President

                  With a copy to:

                      Palmer & Dodge LLP
                      One Beacon Street
                      Boston, Massachusetts  02108
                      Attention:  Steven N. Farber

                  If to Thermo, Holdings or ITC:

                      Thermo Electron Corporation
                      81 Wyman Street
                      Waltham, Massachusetts  02254
                      Attention:  President

                      ITC Holdings Inc.
                      c/o Thermo Electron Corporation
                      81 Wyman Street
                      Waltham, Massachusetts  02254
                      Attention:  President

                      International Technidyne Corporation
                      8 Olsen Street
                      Edison, New Jersey  08820
                      Attention:  President

                  With a copy to:

                      Thermo Electron Corporation
                      81 Wyman Street
                      Waltham, Massachusetts  02254
                      Attention:  General Counsel

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             8.2 Survival and Materiality of Representations. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Effective Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.
                                       26PAGE

             8.3 Entire Agreement. This Agreement, including the exhibits, the ITC Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

             8.4 Parties in Interest. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

             8.5 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             8.6 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             8.7 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             8.9 Further Assurances. Thermo, Holdings and ITC will execute and furnish to Cardio and Acquisition all documents and will do or cause to be done all other things that Cardio may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

             8.10 Governing Law. This Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

                                       27PAGE

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                  THERMO CARDIOSYSTEMS INC.


        [Seal]                    By: /s/ Victor L. Poirier

                                  Name: Victor L. Poirier

                                  Title: President



                                  ITC ACQUISITION INC.


        [Seal]                    By: /s/ Gerald Feldman

                                  Name: Gerald Feldman

                                  Title: President



                                  THERMO ELECTRON CORPORATION


        [Seal]                    By: /s/ Jonathan W. Painter

                                  Name: Jonathan W. Painter

                                  Title: Treasurer



                                  ITC HOLDINGS INC.


        [Seal]                    By: /s/ Jonathan W. Painter

                                  Name: Jonathan W. Painter

                                  Title: Treasurer






                                       28PAGE

                                  INTERNATIONAL TECHNIDYNE CORPORATION


        [Seal]                    By:   /s/ Gerald Feldman

                                  Name: Gerald Feldman

                                  Title: President



             The undersigned hereby agrees to be bound by and subject to
        Section 4.8 of this Agreement and has executed this Agreement solely for this purpose:


                                  THERMEDICS INC.


        [Seal]                    By: /s/ John W. Wood Jr.

                                  Name: John W. Wood Jr.

                                  Title: President